Exhibit 99.1

FOR IMMEDIATE RELEASE	January 22, 2007

MAIR HOLDINGS REACHES DEFINITIVE AGREEMENT WITH NORTHWEST AIRLINES

Mesaba Also Reaches Agreement with NWA on Related Transaction

Minneapolis/St. Paul – (January 22, 2007) – MAIR Holdings, Inc. (NASDAQ: MAIR) today reported the terms of two agreements, one a definitive agreement between MAIR and Northwest Airlines (NWA) and the other a definitive agreement between MAIR’s Mesaba Airlines subsidiary and NWA under which Mesaba will exit bankruptcy as an operating subsidiary of NWA.

“We believe that the transition of Mesaba to Northwest is a good outcome for all parties in Mesaba’s bankruptcy,” said Paul Foley, MAIR Holdings’ president and chief executive officer.  “It provides potential value for our shareholders and allows us to fully pursue other opportunities, both through Big Sky and in new areas.”

The agreement between MAIR and NWA contains the following terms:

•                  MAIR will purchase from NWA all of the MAIR stock NWA currently owns for an aggregate purchase price of $6.25 per share, or approximately $35 million.  NWA owns approximately 5.7 million shares.

•                  Approximately $24 million of the aggregate purchase price, or $4.25 per share, will be paid upon the initial closing of the transaction, expected to occur prior to April 15, 2007.

•                  The remainder of the purchase price, approximately $11 million, or $2.00 per share, will be paid on the earlier of the date upon which MAIR receives at least $25 million in equity distributions from Mesaba’s bankruptcy estate or nine months from the execution of the agreement.

•                  NWA’s Warrant to purchase 4.1 million shares of MAIR’s stock will terminate upon closing of the agreement.

•                  NWA’s bankruptcy claim of $7.3 million in Mesaba’s bankruptcy will be assigned to MAIR at the time of the closing of the Stock Purchase and Reorganization Agreement (SPRA) outlined below.

•                  NWA will allow Mesaba, upon closing of the SPRA, to use up to $4.5 million to satisfy certain contracts to be assumed by Mesaba in its bankruptcy proceedings, thereby reducing the claim pool in Mesaba’s bankruptcy estate.

•                  NWA and MAIR will execute a mutual release of all claims against each other, including MAIR’s bankruptcy claim against NWA.

•                  MAIR will provide its consent to allow Mesaba to sign the SPRA and to file its plan of reorganization.

The agreement between MAIR and Northwest is dated January 22, 2007.

In a related but separate transaction, Mesaba and NWA agreed under the SPRA to the following terms:

•                  NWA will allow a claim of $145 million by Mesaba in NWA’s bankruptcy case.

•                  Mesaba’s current equity will be cancelled and new equity will be issued to NWA under Mesaba’s plan, making Mesaba a subsidiary of NWA.

•                  Mesaba will be allowed to monetize its $145 million claim against NWA through a sale which is expected to occur in the next 30 days.

•                  Mesaba will file a plan of reorganization with its bankruptcy court that will implement the terms of the SPRA and provide for a release of any claims Mesaba may have against MAIR.

•                  NWA and Mesaba will execute a mutual release of all claims against each other.

The agreement between Mesaba and Northwest is also dated January 22, 2007.

Mesaba currently estimates that the final allowed amount of bankruptcy claims against Mesaba will be approximately $90 million.  Assuming Mesaba’s claims are between $90 million and $100 million, and assuming that Mesaba is able to monetize its NWA claim at the current market price of 85%-95% of the total allowed claim, MAIR estimates that it could receive approximately $30 million to $60 million after all distributions are made in accordance with Mesaba’s plan of reorganization.

Both agreements must be approved by the bankruptcy courts overseeing, separately, the NWA and Mesaba Chapter 11 proceedings.

About the Company

MAIR’s primary business units are its regional airline subsidiary, Mesaba Aviation, Inc., d/b/a Mesaba Airlines, and its regional airline subsidiary, Big Sky Transportation Co., d/b/a Big Sky Airlines.  MAIR is traded under the symbol MAIR on the NASDAQ National Market.  More information about MAIR is available on the Internet at www.mairholdings.com.

Mesaba operates as a Northwest Jet Airlink and Airlink partner under service agreements with Northwest Airlines.  Mesaba serves 72 cities in the United States and Canada from Northwest’s and Mesaba’s three major hubs: Detroit, Minneapolis/St. Paul and Memphis.  Mesaba operates a fleet of regional jet and jet-prop aircraft, consisting of the 30-34 passenger Saab SF340 and the 50 passenger Canadair Regional Jet.  Mesaba filed for Chapter 11 bankruptcy protection on October 13, 2005 and continues to operate as a debtor-in-possession.  Mesaba maintains a web site at www.mesaba.com.

Big Sky currently serves 20 communities in Montana, Colorado, Idaho, Illinois, Oregon, Washington and Wyoming with a fleet of 19 passenger Beechcraft 1900D aircraft.  Big Sky is based in Billings, Montana and has codeshare agreements with Northwest Airlines, Alaska Airlines, Horizon Air and US Air which allows customers the convenience of traveling with one ticket, through baggage checking and economical through fares, to destinations throughout the world.  Big Sky is a provider of air service under the Essential Air Service program administered by the Department of Transportation.  Big Sky maintains a web site at www.bigskyair.com.

Forward-Looking Statements

This news release contains forward-looking statements that are based on the best information currently available to management.  These forward-looking statements are intended to be subject to the safe harbor protections of the Private Securities Litigation Reform Act of 1995.  There can be no assurance that actual developments will be those anticipated by MAIR.  Actual results could differ materially from those projected because of a number of factors, some of which MAIR cannot predict or control.  For a discussion of some of these factors, please see the ‘Cautionary Note Regarding Forward-Looking Statements’ and ‘Risk Factors’ in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.

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Media Contact:	Bob Hanvik - 612-573-3100
Investor Contact:	Bob Weil - 612-333-0021